EXHIBIT 3.01
RESTATED CERTIFICATE OF TRUST
OF
JWH GLOBAL TRUST

THIS Restated Certificate of Trust of JWH GLOBAL TRUST (the “Trust”) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to amend and restate under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.)(the “Act”) the Certificate of Trust of the Trust which was originally filed on November 12, 1996 to form JWH Global Portfolio Trust.

The original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1. Name.  The name of the statutory trust is RJO Global Trust.

2. Delaware Trustee.  The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention:  Corporate Trust Administration.

3. Effective Date.  This Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has executed this Restated Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, not individually but solely as trustee

By: /s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President